Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Management and Organization” and “Financial Highlights” in the Prospectus and “Counsel and Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information included in Post-Effective Amendment No. 263 to the Registration Statement (Form N-1A, No. 333-57793) of SPDR Series Trust.

We also consent to the incorporation by reference into the Statement of Additional Information of our reports, dated February 26, 2021, with respect to the financial statements and financial highlights of SPDR Bloomberg Barclays Emerging Markets Local Bond ETF, SPDR Bloomberg Barclays International Corporate Bond ETF, SPDR Bloomberg Barclays International Treasury Bond ETF, SPDR Bloomberg Barclays Short Term International Treasury Bond ETF and SPDR FTSE International Government Inflation-Protected Bond ETF, included in the Annual Shareholder Report of SPDR Series Trust for the period ended December 31, 2020.

/s/ Ernst & Young LLP

Boston, Massachusetts

April 28, 2021